FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Announces Intention to List on NASDAQ

and Launch of Concurrent Tender Offer

New York, New York, March 31, 2014 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) announced today that, in accordance with previously announced plans, it intends to file an application to list its common stock on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “HCT.” ARC Healthcare anticipates that its common stock will begin trading on NASDAQ (the “Listing”) on April 7, 2014. In addition, ARC Healthcare announced its intention to commence a tender offer to purchase up to $150 million of its shares of common stock.

Listing

ARC Healthcare believes the Listing will enable it to continue to execute its strategic plan and increase stockholder value by providing stockholders with an opportunity to participate in future appreciation through internal and external growth. Since commencing its initial public offering in February 2011, ARC Healthcare has built a portfolio of 141 high quality health care properties located across the United States and developed a strong balance sheet positioned for future growth. Additionally, ARC Healthcare believes the Listing will provide it with access to lower cost capital, which would help further drive ARC Healthcare’s growth and create additional value for stockholders.

Completion of the Listing is subject to final approval by NASDAQ. There can be no assurance that ARC Healthcare’s shares of common stock will be listed on NASDAQ.

Tender Offer

ARC Healthcare also announced today that it intends to commence a tender offer (subject to all appropriate filings with the Securities and Exchange Commission) to purchase up to $150 million of its shares of common stock (the “Tender Offer”). ARC Healthcare believes the Tender Offer augments the options available to stockholders in connection with the Listing. In accordance with the terms of the Tender Offer, ARC Healthcare will offer to repurchase shares of its common stock at a purchase price of $11.00 per share. ARC Healthcare intends to fund the Tender Offer with cash on hand and funds available under ARC Healthcare’s unsecured revolving credit facility. Assuming that trading of ARC Healthcare’s common stock begins on April 7, 2014, the Tender Offer will also commence on April 7, 2014 and expire on May 5, 2014 (unless ARC Healthcare determines to extend the offer). The Tender Offer will be subject to certain conditions that will be more fully described in the Tender Offer materials, which will become available to stockholders promptly following commencement of the Tender Offer.

Distributions

ARC Healthcare intends to continue payment of monthly distributions at an annualized rate of $0.68 per share. Historically, ARC Healthcare calculated its monthly distribution based upon daily record and distribution declaration dates so that its stockholders would be entitled to be paid distributions beginning with the month in which their shares were purchased. ARC Healthcare anticipates that it will pay the March 2014 distribution by April 5, 2014 to stockholders of record at the close of business each day during the prior calendar month.

Following the Listing, ARC Healthcare will begin paying distributions on the 15th day of each month to stockholders of record as of close of business on the 8th day of such month, commencing with a distribution payable on April 15, 2014 to stockholders of record on April 8, 2014.

“We are very excited for ARC Healthcare to continue its evolution as it enters the next phase of growth as a NASDAQ listed company,” stated Nicholas S. Schorsch, Executive Chairman of ARC Healthcare’s Board of Directors. “Our focus on stockholder returns, quality investments and balance sheet flexibility will continue to guide our future strategies for growth.”

Thomas P. D’Arcy, ARC Healthcare’s Chief Executive Officer added, “It is a very exciting time for the ARC Healthcare team and we very much look forward to listing our company on NASDAQ. ARC Healthcare is exceptionally well-positioned to drive value in the next stage of our growth with a strong, balanced and diversified portfolio of healthcare assets, an investment grade quality balance sheet, a deep and experienced management team and a focus clearly on growth.”

Pre-Commencement Communications

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The full details of the Tender Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders promptly following commencement of the Tender Offer. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by ARC Healthcare with the SEC at the Commission’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from ARC Healthcare.

About ARC Healthcare

ARC Healthcare is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Ed Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

Andrew G. Backman, Managing Director
Investor Relations/Public Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: 917-475-2135